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                       SECURITIES AND EXCHANGE COMMISSION
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                            COLE NATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

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The following is a press release issued by Cole National on July 13, 2004:


[Cole National Logo]                                     PRESS RELEASE
                                                           For Immediate Release

1925 Enterprise Parkway                       Listed on New York Exchange
Twinsburg, Ohio 44087                         Symbol "CNJ"


Contact:
Cole National Corporation                     or Kekst and Company
Larry Hyatt                                   Victoria Weld/Ruth Pachman
Tel.: +1 330-486-3100                         Tel.: +1 212-521-4800

      COLE NATIONAL CORPORATION RECEIVES REVISED ACQUISITION PROPOSAL FROM
                              MOULIN INTERNATIONAL


   CLEVELAND, OHIO -- July 13, 2004 -- Cole National Corporation (NYSE: CNJ) announced that it received yesterday from Moulin International Holdings Limited a revised proposal to acquire Cole National in a merger at a price of $25.00 per share in cash. The proposal is subject to the termination of the merger agreement with Luxottica Group S.p.A., the execution of definitive agreements with Moulin, approval by Cole National's and Moulin International's stockholders, receipt of regulatory approvals and other customary conditions. The proposal contemplates that HAL Holding, N.V., which owns approximately 19.1% of Cole National's outstanding shares, will provide substantial financing for the transaction, including by purchasing certain assets of Cole National at the closing of the proposed merger. Moulin also delivered written financial commitments from other financing sources for additional financing required for the transaction, which are subject to customary conditions. The financing commitments are not subject to further due diligence.

   As previously announced, in January 2004 Cole National entered into a merger agreement with Luxottica Group S.p.A. pursuant to which Luxottica would acquire Cole National in a merger at a price of $22.50 per share in cash. On April 15, 2004, Moulin submitted an unsolicited offer to acquire Cole National in a merger at a price of $25.00 per share in cash, several days before Cole National's previously scheduled special meeting of stockholders to consider the Luxottica merger. On May 13, 2004, Cole National announced that Moulin had informed the Company that one of Moulin's financing sources was not prepared to provide senior debt financing on the terms originally proposed, and that Moulin was continuing to evaluate alternatives which could allow Moulin's proposal to proceed.

   On June 1, 2004, the Luxottica merger agreement was amended to provide for the payment of an additional amount equal to 4% per annum from July 20, 2004 through the closing date if the Luxottica merger agreement was approved by Cole National stockholders not later than July 20, 2004. Cole National rescheduled the stockholders meeting to consider the


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   Luxottica merger agreement on July 20, 2004. The Luxottica merger agreement is subject to approval by Cole National stockholders, receipt of regulatory approvals and other customary conditions. Cole National stated that its board of directors has not withdrawn, modified or changed its recommendation of the Luxottica merger, and the merger agreement with Luxottica remains in effect.

   The board of directors of Cole National will review the Moulin proposal and make a determination, with the assistance of its legal and financial advisors, whether it is a superior acquisition proposal in accordance with the board's fiduciary duties and the terms of the Luxottica merger agreement. If the board were to make such determination, the Luxottica merger agreement requires the Company to provide notice to Luxottica and take into account any revised proposal made by Luxottica within three business days thereafter prior to terminating the Luxottica merger agreement. There is no assurance as to whether any agreement with Moulin or any revised agreement with Luxottica will result, or the terms and conditions thereof.

   Cole National also stated that it will consider the effect of the revised Moulin proposal on the timing of the stockholders' vote on the Luxottica merger agreement scheduled for July 20, 2004, and may adjourn the annual meeting after the election of directors and before the vote on the Luxottica merger agreement. Such an adjournment would cause the merger consideration under the current Luxottica merger agreement to revert to the original $22.50 per share in cash, without the additional amount equal to 4% per annum that would have been payable from July 20, 2004 to the closing date if the Luxottica merger agreement were approved at the annual meeting.

   About Cole National

   Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 727 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,496 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

   Safe Harbor Statement

   Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, risks that stockholder approval may not be obtained for the Luxottica merger, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, uncertainties as to whether any transaction will be entered into with Moulin or, if entered into, will be consummated, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, as well as other political, economic and technological factors and other risks referred to in Cole National's filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Cole National does not assume any obligation to update them.



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